EXHIBIT 10.10

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A, IF APPLICABLE, UNDER SAID ACT OR IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ANTs software inc.

Series B Warrant To Purchase Common Shares

Warrant No.: B-4
Number of Common Shares:  14,237,289
Date of Issuance: March 3, 2011 (“Issuance Date”)

ANTs software inc., a company organized under the laws of the State of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manchester Securities Corp., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Series B Warrant to Purchase Common Shares (including any Warrants to Purchase Common Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), 14,237,289 fully paid nonassessable Common Shares par value $0.0001 per share (the “Warrant Shares”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 18.  This Warrant is one of the Warrants to purchase Common Shares (the “WPA Warrants”) issued pursuant to that certain Warrant Purchase Agreement, dated as of March 3, 2011 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein (the “Warrant Purchase Agreement”).

1.      EXERCISE OF WARRANT.

(a)      Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(g)), this Warrant may be exercised by the Holder on any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice (which notice may be delivered by e-mail, facsimile, overnight courier or by hand, in the Holder’s sole discretion), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds, (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(e)) or (C) by notifying the Company that the Holder will surrender a principal amount of Notes equal to the Aggregate Exercise Price (a “Surrender of Notes”).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder unless the Holder has provided the Company with prior written notice (which notice may be included in an Exercise Notice) requesting the reissuance of this Warrant upon physical surrender of this Warrant.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  In addition, to the extent that the Holder elects to satisfy all or any portion of the Aggregate Exercise Price through a Surrender of Notes, the Holder shall not be required to physically surrender the Notes to the Company, but shall maintain records of any Surrender of Notes in accordance with Section 3(a) of the Notes.  On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise or a Surrender of Notes) (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”), the Company’s confirmation shall specify the Make Whole Amount (if any) payable in connection with such exercise and whether such Make Whole Amount shall be satisfied by a Cash Make Whole or an In-Kind Make Whole.  On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (i) credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, (ii) pay to the Holder the applicable Cash Make Whole, if any and (iii) in the case of an In-Kind Make Whole, the Holder shall follow the record keeping procedures set forth in Section 1(c)(2) hereof.  Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.  In addition, in the case that a Make Whole Amount is due in connection with any exercise of this Warrant, the applicable the In-Kind Consideration shall be deemed to be outstanding and the Holder shall be deemed to be the holder of record thereof upon delivery of the Exercise Delivery Documents unless and until the Company notifies the Holder of its election to pay such Make Whole Amount pursuant to a Cash Make Whole as provided herein.  No fractional Common Shares are to be issued upon the exercise of this Warrant, but rather the number of Common Shares to be issued shall be rounded up to the nearest whole number.  The Company shall pay any and all transfer, stamp and similar taxes (other than income and similar taxes) that are required to be paid with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)      Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.59, subject to adjustment as set forth in Section 2 hereof.

(c)      Company Make Whole.

(1)      In connection with any exercise of this Warrant pursuant to Section 1(a) above, if, on the applicable Exercise Date, the Adjusted Exercise Price is less than the Exercise Price, then the Company shall, in addition to delivering the Warrant Shares to which the Holder is entitled pursuant to such exercise, (A) pay to the Holder on the Share Delivery Date an amount in cash equal to the Make Whole Amount (a “Cash Make Whole”) or, at the Company’s election, (B) satisfy such Make Whole Amount in-kind (an “In-Kind Make Whole”) by (i) increasing the number of Common Shares for which this Warrant may be exercised by a number of Common Shares equal to the quotient of the Make Whole Amount and the Exercise Price and (ii) increasing the principal amount of the Note by an amount equal to the Make Whole Amount (clauses (i) and (ii) together, the “In-Kind Consideration”).  Notwithstanding the foregoing, the Company may not elect an In-Kind Make Whole unless the In-Kind Conditions have been satisfied or waived by the Holder.  For example, if the Holder submitted an Exercise Notice for 100 Warrant Shares and notified the Company that it will satisfy the aggregate Exercise Price therefor by a Surrender of Notes, then, assuming that (I) immediately prior to the delivery of such Exercise Notice there were 14,000,000 Warrant Shares issuable upon exercise of this Warrant and the outstanding principal amount of the Notes was $8,120,000, (II) the Exercise Price is $0.59 per share, (III) the Market Price is $0.50 per share, (IV) the Adjusted Exercise Price is $0.40 per share, (V) the In-Kind Conditions are satisfied and (VI) the Company has elected an In-Kind Make Whole, the Holder would surrender to the Company $59 (100 Warrant Shares * $0.59) in principal amount of Notes, the Company would be obligated to deliver to the Holder 100 Common Shares and to satisfy a Make Whole Amount of $23.75 [$23.75 = ((100*$0.590)/$0.40) – 100) * 0.50].  After giving effect to the In-Kind Make Whole, the number of Warrant Shares for which this Warrant will be exercisable would be 13,999,941 [13,999,941 = (14,000,000 -100) + ($23.75/$0.59)] and the outstanding principal amount of the Note would be $8,119,964.75 [$8,119,964.75 = ($8,120,000 - $59) + $23.75].

(2)      Any time that the number of Warrant Shares for which this Warrant may be exercised or the principal amount of the Notes is increased in connection with an In-Kind Make Whole pursuant to this Section 1(c) (a “Note and Warrant Adjustment”), the Holder shall (x) record such Note and Warrant Adjustment by accurately adjusting the grid schedule attached to this Warrant as Schedule 1 and the grid schedule attached to the Note as Schedule 1 or (y) maintain such other accurate records of such Note and Warrant Adjustment as the Holder deems satisfactory, and promptly provide such adjusted grid schedules or other records to the Company.  The respective grid schedules attached to the Warrant and Note or such other records of any Note and Warrant Adjustments maintained by the Holder shall be final, conclusive and binding on the Company absent manifest error.  Adjustment of the grid schedule as provided herein shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the adjusted number of Warrant Shares reflected on such grid schedule.

(d)      Company’s Failure to Timely Deliver Securities.  If the Company shall fail to credit the Holder’s balance account with DTC, as applicable, for such number of Common Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant by the Share Delivery Date (an “Exercise Failure”), and if on or after such Exercise Failure the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket brokerage expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to credit the Holder’s balance account with DTC for such Common Shares shall terminate, and if the Holder’s balance account with DTC is nonetheless credited for such Common Shares, such Common Shares shall be returned to the Company by Holder within three (3) Trading Days of the later of (x) the date that the Company’s obligation to credit the Holder’s balance account with DTC terminated, and (y) the date such Common Shares were received, or (ii) promptly honor its obligation to credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Sale Price on the date of exercise.  In addition, the Company shall reimburse the Holder for all its out-of-pocket, documented expenses arising out of such Exercise Failure.  Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to an Exercise Failure.

(e)      Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if, after the six month anniversary of the Issuance Date, a Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the resale of such Unavailable Warrant Shares (other than as a result of the occurrence of an Allowable Grace Period (as defined in the Registration Rights Agreement) that occurs prior to the four year anniversary of the date hereof), the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company or a Surrender of Notes upon such exercise in payment or satisfaction, as the case may be, of the Aggregate Exercise Price, elect instead to receive upon such exercise the number of Common Shares and other consideration as set forth in (1) and (2) below (a “Cashless Exercise”):

(1)      If the product of the (A) Market Price and (B) 0.80 is greater than the Exercise Price, the Holder shall receive upon such exercise the “Net Number” of Common Shares determined according to the following formula:

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Market Price on the Exercise Date.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(2)      If the Adjusted Exercise Price is less than the Exercise Price, the Holder shall receive upon such exercise, at the Holder’s option:

(A)            The “Net Number” of Common Shares determined according to the following formula:

Net Number =	(X x Y) - (X x Z)
Y

For purposes of the foregoing formula:

X= the total number of shares with respect to which this Warrant is then being exercised.

Y= the Market Price on the Exercise Date.

Z= the Adjusted Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

and

(B)       A “Company Make Whole” in accordance with Section 1(c) above.  For the avoidance of doubt, for purposes of calculating the Make Whole Amount in connection with this Section 1(e)(2), the Aggregate Exercise Price shall be calculated using the Exercise Price and not the Adjusted Exercise Price.  For example, if the Holder submitted an Exercise Notice for 100 Warrant Shares and notified the Company that it will exercise the Warrant by a Cashless Exercise, then, assuming that (I) immediately prior to the delivery of such Exercise Notice there were 14,000,000 Warrant Shares issuable upon exercise of this Warrant, (II) the Exercise Price is $0.59 per share, (III) the Market Price is $0.50 per share, (IV) the Adjusted Exercise Price is $0.40 per share and (V) the Company has elected a Cash Make Whole, the Company would be obligated to deliver to the Holder 20 Common Shares [20 = ((100 Warrant Shares * $0.50) – (100 Warrant Shares* $0.40)) / $0.50] and to satisfy a Cash Make Whole of $23.75 [$23.75 = ((100 Warrant Shares * $0.59) / $0.40) – 100) * $0.50].

For the avoidance, the Holder may not exercise this Warrant pursuant to a Cashless Exercise if the Registration Statement is effective and available for the resale of the Warrant Shares in compliance with its obligations under the Registration Rights Agreement.

(f)      Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares or the Make Whole Amount, the Company shall promptly issue to the Holder the number of Warrant Shares, In-Kind Consideration or Cash Make Whole that are not disputed and resolve such dispute in accordance with Section 13.

(g)      Limitations on Exercises.  The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Common Shares outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and its affiliates shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For purposes of this Warrant, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Common Shares then outstanding.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of WPA Warrants.  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(h)      Insufficient Authorized Shares.  If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of Common Shares equal to 175% (the “Required Reserve Amount”) of the number of Common Shares as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (an “Authorized Share Failure”), then the Company shall as soon as practicable take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the vote or written consent of its shareholders for the approval of an increase in the number of authorized Common Shares and provide each shareholder with an information statement with respect thereto or (y) hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares.  In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

2.      ADJUSTMENT OF AFFECTED EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price or Affected Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)      Adjustment upon Issuance of Common Shares.  If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued by the Company in connection with Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.  Upon each such adjustment of each Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of Common Shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.  For purposes of determining the modified Exercise Price as adjusted under this Section 2(a), the following shall be applicable:

(i)           Issuance of Options.  If the Company in any manner grants any Options and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(a)(i), the “lowest price per share for which one Common Share is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Common Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(a)(ii), the “lowest price per share for which one Common Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Common Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv)           Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)           Record Date.  If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)      Adjustment upon Subdivision or Combination of Common Shares.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Affected Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased.  If the Company at any time on or after the Subscription Date  combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Affected Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased.  Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)      Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Affected Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Affected Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3.      RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) (other than Pill Rights) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than a dividend or distribution payable solely in Common Shares for which an adjustment is made pursuant to Section 2(c)) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a)      any Affected Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Affected Exercise Price by a fraction of which (i) the numerator shall be the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one Common Share, and (ii) the denominator shall be the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such record date; and

(b)      the number of Warrant Shares shall be increased to a number of shares equal to the number of Common Shares obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of Common Shares (or common shares or common stock) (“Other Common Shares”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Common Shares in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Common Shares that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).  The Holder shall notify the Company within two (2) Business Days of its receipt of notice of the record date for such Distribution as to its election under this Section 3(b) and, in the absence of any such notice from the Holder, the Holder shall be deemed to have elected to accept an increase in the number of Warrant Shares.

4.      PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)      Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (other than Pill Rights) (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b)      Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity, if a Person other than the Company (with the Company being deemed to automatically so assume), assumes in writing all of the obligations of the Company under this Warrant, the other Transaction Documents, the Notes and the Note Purchase Agreement in accordance with the provisions of this Section (4)(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction (which approval shall not be unreasonably withheld or delayed), including agreements to deliver to each holder of the WPA Warrants in exchange for its Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the WPA Warrants, including, without limitation, an exercise price equal to the value for the Common Shares reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (or its Parent Entity if such assumption is effected by the Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity, if a Person other than the Company (with the Company being deemed to automatically so succeed), shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity, if a Person other than the Company (with the Company being deemed to automatically so be required), shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction such shares of the publicly traded common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of Common Shares (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(c)      Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

5.           PARTICIPATION.  The Holder, as the holder of this Warrant, shall be entitled to receive any Pill Rights (or, at the option of the Holder, to the extent such Pill Rights become exercisable or have been exercised into equity interests of the Company or any other distribution is made of equity interests of the Company to holders of such Pill Rights, such equity interests of the Company upon payment of any required consideration therefor) made to the holders of Common Shares concurrently with any issuance of Common Shares upon exercise of this Warrant to the same extent as if the Holder had exercised this Warrant into such Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividend or distribution of Pill Rights.

6.      NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant, and (iii) shall, so long as any of the WPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the exercise of the WPA Warrants, 175% of the number of Common Shares as shall from time to time be necessary to effect the exercise of the WPA Warrants then outstanding (without regard to any limitations on exercise).  For the avoidance of doubt, solicitation by the Company in accordance with the requirements of the WPA Warrants and the Warrant Purchase Agreement of the consents of the Required Holders to any amendment, modification or waiver of any provision of the WPA Warrants shall not be or be deemed an avoidance of performance of the terms of this Warrant.

7.      WARRANT HOLDER NOT DEEMED A SHAREHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 7, to the extent not available through the EDGAR filing system of the SEC, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

8.      REISSUANCE OF WARRANTS.

(a)      Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)      Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)      Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Common Shares shall be given.

(d)      Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of Common Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9.      NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 7.4 of the Warrant Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of each Affected Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days or such shorter period as may be permitted by the Principal Market for the public announcement of any such record date prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

10.      AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders; provided that no such action may (i) increase the exercise price of any WPA Warrant, (ii) decrease the number of shares or class of stock obtainable upon exercise of any WPA Warrant, (iii) modify the Expiration Date of any WPA Warrant or (iv) modify the Holder’s right to exercise any WPA Warrant for a Surrender of Notes, in each such case, without the written consent of the Holder.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the WPA Warrants then outstanding.

11.      GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.      CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.      DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares or the Make Whole Amount, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder, such approval not to be unreasonably withheld.  The Company shall cause at its expense the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14.      REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a material breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.      TRANSFER.                           Subject to compliance with all applicable securities laws, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.      SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

17.      TAXES. The Company agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, this Warrant (“Taxes”).  The Company shall deliver to the Holder official receipts, if any, in respect of any Taxes payable hereunder promptly after payment of such Taxes or other evidence of payment reasonably acceptable to the Holder. The obligations of the Company under this Section 17 shall survive the termination of this Warrant and the payment of the Warrant and all other amounts payable hereunder.

18.      CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)      “Adjusted Exercise Price” means the least of (i) the Exercise Price, (ii) 80% of the Market Price for the applicable Exercise Date on which the Holder elects to exercise all or a part of this Warrant, subject to adjustment as provided herein and (iii) in the event of a Dilutive Issuance, 80% of the New Issuance Price.

(b)      “Affected Exercise Price” means (i) the Exercise Price, (ii) the Adjusted Exercise Price and (iii) each reported Market Price occurring on any Trading Day included in the period used for determining the Adjusted Exercise Price, which Trading Day occurred before the record date or effective date in the case of events referred to in Section 2(b), Section 2(c), Section 3 or Section 4(a) of this Warrant.

(c)      “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Fundamental Transaction and (iv) a 365 day annualization factor.

(d)      “Bloomberg” means Bloomberg Financial Markets.

(e)      “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)      “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then, the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if last trade price is reported for such security by Bloomberg, the average of the prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g)      “Common Shares” means (i) the Company’s Common Shares, par value $0.0001 per share, and (ii) any share capital into which such Common Shares shall have been changed or any share capital resulting from a reclassification of such Common Shares.

(h)      “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares, including, without limitation, warrants.

(i)      “Eligible Market” means the Principal Market, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, The New York Stock Exchange, Inc., or The NYSE Amex.

(j)      “Exercise Date” means the date of any Exercise Notice hereunder.

(k)      “Excluded Securities” means (i) any Common Shares issued or issuable: (A) upon exercise of the WPA Warrants; and (B) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date so as to reduce the exercise price of such Options or the conversion price of such Convertible Securities or to increase the number of Common Shares issuable upon conversion or exercise thereof (but not including any such reduction in the conversion price or exercise price or increase in the number of Common Shares issuable upon conversion or exercise thereof, in each case, in accordance with the terms of such options or Convertible Securities as in effect on the Subscription Date), (ii) any Pill Rights, and (iii) sales or issuances of Common Shares, Options or Convertible Securities to employees, consultants or directors of Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services consistent with past practices and approved by the Board of Directors, but in any event not to exceed in the aggregate a number of Common Shares equal to10% of the outstanding Common Shares on the Issuance Date in any 365-day period.

(l)      “Expiration Date” means the date sixty (60) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(m)           “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock of the Company or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.  Notwithstanding the foregoing, solely for the purpose of the foregoing calculations, any director, officer or employee of the Company, acting solely in its capacity as a director, officer or employee of the Company, shall not be deemed to be making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger.

(n)      “In-Kind Conditions” means that on the relevant Exercise Date and each of the ten (10) Trading Days preceding such Exercise Date, (i) the Weighted Average Price per share of the Common Stock on the Principal Market is at least $0.15 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction), (ii) there shall not have occurred and be continuing either (A) an Event of Default (as defined in the Notes) under the Notes or (B) an event that with the passage of time or giving of notice would constitute an Event of Default under the Notes, (iii) the Registration Statement is effective and available for resale of the Warrant Shares and neither such Registration Statement nor the prospectus included therein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iv) after giving effect to the applicable In-Kind Make Whole, the number of shares of Common Stock then registered in the Registration Statement is equal to at least 150% of the of the number of Common Shares as shall from time to time be necessary to effect the exercise of all of this Warrant.

(o)      “Make Whole Amount” means an amount equal to the product of (i) difference between (x) the Aggregate Exercise Price divided by the Adjusted Exercise Price and (y) the total number of Warrant Shares for which this Warrant is being exercised and (ii) the Market Price on the Exercise Date.

(p)       “Market Price” means the lesser of (i) the Weighted Average Price of a Common Share on the Principal Market on the Trading Day on which such price is being determined and (ii) the Weighted Average Price of a Common Share on the Principal Market on the Trading Day immediately preceding the Trading Day on which such price is being determined.

(q)      “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 3, 2011, by and among, the Company and the investors signatory thereto.

(r)      “Notes” means the 5% Senior Secured Notes of the Company issued pursuant to the Note Purchase Agreement.

(s)      “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(t)      “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(u)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(v)      “Pill Rights” means any rights issued by the Company pursuant to any so-called “poison pill” or similar Company rights plan entitling all holders of equity interests of the Company to subscribe for or purchase equity interests of the Company, which rights are not exercisable until a determination by the Company’s Board of Directors that one or more Persons or “groups” (as defined in Rule 13d-5(b)(1) under the 1934 Act) has acquired beneficial ownership of Common Shares in excess of the percentage threshold specified in such plan.

(w)           “Principal Market” means The OTC Bulletin Board.

(x)      “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the Investors.

(y)      “Required Holders” means the holders of the WPA Warrants representing at least 66⅔%of Common Shares underlying the WPA Warrants then outstanding.

(z)      “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(aa)           “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(bb)           “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(cc)           “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average closing price for such security as reported in the “pink sheet” by Pink Sheets, LLC.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

19.      Rescission of Exercise Notice.  Notwithstanding anything contained herein to the contrary, the Holder shall have the absolute and unconditional right to rescind any Exercise Notice if the Common Shares are not traded on the Trading Day by a delivery a written notice to the Company within three (3) Trading Days of the Exercise Date.  To the extent that the Company has credited the applicable Warrant Shares to the Holder’s balance account with DTC prior to the date that the Holder rescinds such Exercise Notice, the Holder shall promptly cause such Warrant Shares to be returned to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Shares to be duly executed as of the Issuance Date set out above.

ANTs software inc.

By:	/s/ David A. Buckel
Name:	David A. Buckel
Title:	Secretary and Chief Financial Officer

 EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

ANTS SOFTWARE INC.
The undersigned holder hereby exercises the right to purchase _________________ of the Common Shares (“Warrant Shares”) of ANTs software inc., a company incorporated under the laws of the State of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Shares (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Warrant Shares;

____________	a “Cashless Exercise” with respect to _______________ Warrant Shares; and/or

____________	a “Surrender of Notes” with respect to _______________ Warrant Shares.

2.  Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.  In the event that the Holder has elected a Surrender of Notes with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall surrender a principal amount of Notes equal to the Aggregate Exercise Price in the sum of $_______________ to the Company in accordance with the terms of the attached Warrant and the Notes being surrendered.

3.  Delivery of Warrant Shares.  The Company shall deliver to the Holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. Company Make Whole.  The Make Whole Amount is an amount equal to the sum of $________________.

4.  Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder of the Warrant submitting this Exercise Notice that, after giving effect to the exercise provided for in this Exercise Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of Common Shares which exceeds the Maximum Percentage (as defined in the Warrant) of the total outstanding Common Shares of the Company as determined pursuant to the provisions of Section 1(g) of the Warrant.

Date: _______________ __, ______

   Name of Registered Holder

By:          ______________________
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of Common Shares to the Holder.  In addition, the Company shall (i) pay a Cash Make Whole to the Holder in the sum of $_______ and/or (ii) increase the number of Warrant Shares issuable upon exercise of this Warrant _______ Warrant Shares and increase the principal amount of the Notes by $ _________.

ANTS SOFTWARE INC.

By:                      ________________________________
Name:
Title:

Schedule 1

Grid Schedule

Exercise Date	Aggregate Exercise Price	Warrant Shares Issuable to Holder	Make Whole Amount	Cash Make Whole	In-Kind Consideration	Total Warrant Shares for which this Warrant may be Exercised1

1 After giving effect to the applicable exercise of this Warrant and the applicable In-Kind Make Whole.